                                                               Exhibit 99(d)(1)

                                                                 EXECUTION COPY
                                                                 --------------

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                      GENERAL ELECTRIC CAPITAL CORPORATION,


                             HAWK ACQUISITION CORP.

                                       AND


                             HELLER FINANCIAL, INC.,


                            dated as of July 30, 2001

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

                  This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of July 30, 2001, by and among General Electric Capital Corporation ("PARENT"), a Delaware corporation, Hawk Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("PURCHASER") and Heller Financial, Inc., a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H:
                               - - - - - - - - - -

                  WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

                  WHEREAS, it is proposed that Purchaser shall make a cash tender offer (the "OFFER") to acquire all the shares of Class A common stock, par value $0.25 per share, of the Company ("CLASS A COMMON STOCK") and all of the shares of Class B common stock, par value $0.25 per share, of the Company (the "CLASS B COMMON STOCK") (all such shares of Class A Common Stock and Class B Common Stock, "SHARES") that are issued and outstanding for $53.75 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "PER SHARE AMOUNT"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

                  WHEREAS, the Board of Directors of the Company (the "BOARD") has approved the making of the Offer by Purchaser and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer;

                  WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the "MERGER") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that Fuji America Holdings, Inc. (the "PRINCIPAL STOCKHOLDER") enter into a Support Agreement, dated as of the date hereof (the "SUPPORT AGREEMENT") simultaneously herewith, pursuant to which, among other things, the Principal Stockholder has agreed to tender all of its shares of Class B Common Stock in the Offer, on the terms and subject to the conditions contained in the Support Agreement, and in order to induce Parent and Purchaser to enter into this Agreement, the Board has approved the execution and delivery of the Support Agreement by the Principal Stockholder;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                 INDEX OF DEFINED TERMS
                 ----------------------


2001 Balance Sheet................................ 15
Acquisition Proposal.............................. 30
affiliates........................................ 44
Agreement...........................................1
Alternative Transaction........................... 30
Board...............................................1
business day...................................... 44
Certificate of Merger...............................6
Certificates....................................... 8
Class A Common Stock................................1
Class B Common Stock................................1
Closing.............................................6
Company.............................................1
Company Charter Documents..........................10
Company Disclosure Schedule.........................9
Company Employee Plans.............................15
Company Employees................................. 39
Company Financial Advisors........................ 21
Company Financing Agreement........................13
Company Permits....................................14
Company SEC Documents............................. 11
Company Stock Awards................................7
Company Stock Fund................................ 44
Company Stock Option Plan...........................7
Company Stock Options...............................7
Company Stock Unit..................................7
Confidentiality Agreement......................... 34
control........................................... 44
Covered Persons................................... 37
D&O Insurance..................................... 38
DGCL................................................1
Dissenting Shares...................................7
DOJ............................................... 35
dollars or $...................................... 44
EC Merger Regulation...............................12
Effective Time......................................6
Environmental, Health and Safety Laws..............13
Environmental Laws.................................21
ERISA..............................................15
Exchange Act........................................4
Foreign Plan.......................................15
FTC............................................... 35
GAAP.............................................. 14
Governmental Authority.............................12
Hazardous Materials................................21
HSR Act............................................12
Indemnified Parties................................37
Intellectual Property..............................23
Keep Well Agreement................................27
Keep Well Letter Agreement.........................40
knowledge......................................... 44
limited use property...............................20
Material Adverse Effect........................... 45
Material Agreement.................................25
Material Contracts.................................22
MEDS................................................7
Merger..............................................1
Merger Consideration................................7
Minimum Condition...................................i
Non-U.S. Monopoly Laws.............................12
Notice of Superior Proposal........................32
NW Preferred Stock................................ 45
NYSE.............................................. 24
Offer...............................................1
Offer Documents.....................................4
Offer to Purchase...................................4
Opinions............................................4
Ordinary Course Finance Agreements................ 11
Parent..............................................1
Paying Agent....................................... 8
PBGC.............................................. 16
Per Share Amount....................................1
person............................................ 45
Post-1998 Company SEC Documents................... 14
Principal Stockholder...............................1
Proxy Statement................................... 18
Purchaser...........................................1
Registration Rights Agreement..................... 45
Regulatory Agency..................................14
Regulatory Agreement.............................. 18
Regulatory Approvals.............................. 13
Required Approvals................................ 35
Severance Play Plan................................39
Schedule 14D-9..................................... 5
Schedule TO.........................................4
Securities Act.....................................12
Series C Preferred Stock........................... 7
Series D Preferred Stock........................... 7
Shares..............................................1
significant subsidiary............................ 45
Stockholder Entities...............................27
Stockholders' Meeting............................. 33
Subsidiary Documents...............................10
subsidiary or subsidiaries.........................45
Superior Proposal..................................32
Support Agreement...................................1
Surviving Corporation...............................6
Tax................................................20
Tax exempt bond financed property..................20
Tax exempt use property............................20
Tax Return.........................................20
Tax Sharing Agreement..............................20
Termination Fee....................................42
Third Party........................................30
Transactions........................................4
United States real property holding company........20

                                    ARTICLE I

                                    THE OFFER
                                    ---------

                  Section 1.01 THE OFFER.

                  (a) Provided that none of the events set forth in Annex A hereto shall have occurred or be continuing (other than the requirements set forth in clauses (i)-(iv) of Annex A), Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than 5 business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject to the satisfaction of each of the conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that no change may be made which decreases the price per Share payable in the Offer or which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex A; and PROVIDED FURTHER that the condition in clause (iv) of Annex A may not be waived by Purchaser nor may any change be made to such condition without the consent of the Company. Purchaser shall from time to time extend the Offer beyond the scheduled expiration date, which shall initially be 20 business days following the commencement of the Offer, for up to 5 business days in each instance (or for such different period to which the Company shall reasonably agree) if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares shall not be satisfied or waived. In addition, if all of the conditions to the Offer are satisfied or waived but the number of shares of Class A Common Stock validly tendered and not withdrawn, together with the shares of Class A Common Stock held by Parent and Purchaser, if any, is less than ninety percent (90%) of the then-outstanding number of shares of Class A Common Stock (assuming the conversion by Parent of all shares of Class B Common Stock to Class A Common Stock as contemplated by the last sentence of this Section 1.01(a)), then upon the applicable expiration date of the Offer, Purchaser shall provide "subsequent offering periods," as such term is defined in, and in accordance with, Rule 14d-11 under the Exchange Act, for an aggregate period not to exceed twenty (20) business days (for all such extensions) and Purchaser shall (A) give the required notice of such subsequent offering period and (B) immediately accept and promptly pay for all Shares tendered as of such applicable expiration date. Subject to the terms of the Offer, Purchaser shall accept for payment and pay for all Shares at the earliest time at which it is permitted to do so under applicable law. Purchaser shall take all necessary action to cause all shares of Class B Common Stock so accepted to be converted to shares of Class A Common Stock as promptly as practicable on the date such shares are accepted by Purchaser or on any subsequent date prior to the Effective Time if, and only if, such conversion would permit Purchaser to acquire shares of Class A Common Stock representing at least 90% of the then outstanding Class A Common Stock.

                  (b) The Per Share Amount shall, subject to applicable withholding of Taxes (as hereinafter defined), be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). If the payment equal to the Per Share Amount in cash is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Per Share Amount to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such Taxes either have been paid or are not applicable.

                  (c) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "SCHEDULE TO") with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "OFFER DOCUMENTS"). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws to give effect to the Offer. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC.

                  Section 1.02 COMPANY ACTION.

                  (a) The Company hereby approves of and consents to the Offer and represents that the Board, at a meeting duly called and held, has (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the "TRANSACTIONS"), are fair to, and in the best interests of, the holders of Shares, (B) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL, including, without limitation, Section 203 thereof), and (C) resolved to recommend that the holders of Shares accept the Offer and tender Shares pursuant to the Offer, and approve and adopt this Agreement and the Transactions; PROVIDED, HOWEVER, that such recommendation may be withdrawn, modified or amended to the extent that the Board determines in good faith following consultation with outside legal counsel that failure to take such action would constitute a breach of the Board's fiduciary obligations under applicable law. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in and subject to the immediately preceding sentence. The Board has also received the opinions of even date herewith (the "OPINIONS") of Credit Suisse First Boston Corporation and Lehman Brothers, Inc., financial advisors to the Company, to the effect that, as of such date, the Per Share Amount to be received by holders of Shares and the Merger Consideration (as hereinafter defined) to be received by such stockholders pursuant to the Merger is fair to such stockholders, other than the Principal Stockholder, from a financial point of view.

                  (b) Concurrently with the filing of the Schedule TO by Purchaser, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "SCHEDULE 14D-9") containing the recommendation of the Board described in Section 1.02(a), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities laws to give effect to the Offer. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC.

                  (c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as Parent or Purchaser may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 8.01, shall deliver to the Company all copies of such information then in their possession.

                                   ARTICLE II

                                   THE MERGER
                                   ----------

                  Section 2.01 THE MERGER. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, Purchaser shall be merged with and into the Company.

                  Section 2.02 EFFECTIVE TIME; CLOSING. As promptly as practicable after the consummation of the Offer, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing being the "EFFECTIVE TIME"). Prior to such filing, a closing (the

"CLOSING") shall be held at the offices of Weil, Gotshal & Manges, LLP, 767 Fifth Avenue, New York, New York 10153, or such other place as the parties shall agree, at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).

                  Section 2.03 EFFECT OF THE MERGER. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  Section 2.04 CERTIFICATE OF INCORPORATION; BYLAWS.

                  (a) At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

                  (b) Unless otherwise determined by Parent prior to the Effective Time, the By-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

                  Section 2.05 DIRECTORS AND OFFICERS. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                  Section 2.06 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

                  (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount (the "MERGER CONSIDERATION") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such share;

                  (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

                  (c) Each share of common stock, par value $0.25 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Class A common stock, par value $0.25 per share, of the Surviving Corporation; and

                  (d) Each share of Noncumulative Perpetual Senior Preferred Stock, Series C, par value $0.01 per share ("SERIES C PREFERRED STOCK") and Noncumulative Perpetual Senior Preferred Stock, Series D, par value $0.01 per share ("SERIES D PREFERRED STOCK") shall remain outstanding at and after the Effective Time and shall continue to evidence an equity interest in the Surviving Corporation in accordance with the terms thereof. Each of the Company's 7% Mandatory Enhanced Dividend Securities Units (the "MEDS") shall be adjusted pursuant to the terms thereof.

                  Section 2.07 EMPLOYEE STOCK OPTIONS; RESTRICTED STOCK; STOCK UNITS. At the Effective Time, all (i) options ("COMPANY STOCK OPTIONS") to purchase Shares, (ii) stock units, share units or stock equivalent units held in the Company Stock Funds under the Company's Executive Deferred Compensation Plan and Deferral Restoration Plan or awarded pursuant to an individual unit agreement (each, a "COMPANY STOCK UNIT") and (iii) restricted shares and other equity based awards (collectively, "COMPANY STOCK AWARDS") then outstanding, whether under the Company's 1998 Stock Incentive Plan (the "COMPANY STOCK OPTION PLAN") or otherwise, shall be treated in accordance with Section 6.09 of this Agreement.

                  Section 2.08  DISSENTING SHARES.

                  (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "DISSENTING SHARES") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

                  (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The

Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. This Section 2.08(b) shall apply to the Shares as well as any other shares of capital stock of the Company, the holders of which shall be entitled to appraisal rights under the DGCL.

                  Section 2.09 SURRENDER OF SHARES; STOCK TRANSFER BOOKS.

                  (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "PAYING AGENT") for the holders of Shares to receive the funds to which holders of such shares shall become entitled pursuant to Section 2.06(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

                  (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the "CERTIFICATES") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such Taxes either have been paid or are not applicable.

                  (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law.

                  (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

                  (e) The Surviving Corporation, Parent and Purchaser shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the consideration otherwise payable in the Merger to any holder of Shares such amounts as it is required to deduct and withhold with respect to Taxes. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

                   Except as set forth in a correspondingly numbered section of the written disclosure schedule previously delivered by the Company to Parent and Purchaser (the "COMPANY DISCLOSURE SCHEDULE") the Company hereby represents and warrants to Parent as follows:

                  Section 3.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and its subsidiaries is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. A list of all subsidiaries of the Company together with the jurisdiction of organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by the Company or another subsidiary of the Company (in the case of any non-U.S. subsidiaries, without giving effect to any qualifying share ownerships of less than 1%) is contained in Section 3.01 of the Company Disclosure Schedule. Except as set forth in
Section 3.01 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), with respect to which securities the Company or a subsidiary has invested (and currently owns) or is required to invest $10,000,000 or more, excluding securities in any publicly-traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company acquired in the ordinary course of business and consistent with past practice.

                  Section 3.02 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore made available to Parent a complete and correct copy of its Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, each as amended to date (the "COMPANY CHARTER DOCUMENTS"), and has made available to Parent the Certificate of Incorporation and By-laws (or equivalent organizational documents) of each of its subsidiaries requested by Parent (the "SUBSIDIARY DOCUMENTS"). All such Company Charter Documents and Subsidiary Documents are in full force and effect, except in the case of Subsidiary Documents where the failure to be in full force and effect would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents, except for violations of the documents which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  Section 3.03 CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 500,000,000 shares of Class A Common Stock, 300,000,000 shares of Class B Common Stock, 2,000,000 shares of preferred stock, no par value, and 50,000,000 shares of senior preferred stock, par value $0.01 per share. As of July 23, 2001, (i) 46,397,603 shares of Class A Common Stock (including restricted shares) and 51,050,000 shares of Class B Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable (excluding treasury shares which are issued but not outstanding, all of which are not entitled to vote) and none of which were issued in violation of preemptive or similar rights, (ii) no Shares were held by subsidiaries of the Company, (iii) 1,500,000 shares of Series C Preferred Stock and 1,250,000 shares of Series D Preferred Stock were issued and outstanding, (iv) 5,067,497 shares of Class A Common Stock were reserved for existing grants pursuant to the Company Stock Option Plan, (v) 51,050,000 shares of Class A Common Stock were reserved and available for future issuance upon conversion of the Class B Common Stock and (vi) up to 5,443,200 shares of Class A Common Stock were reserved for future issuance in connection with the MEDS. No change in such capitalization has occurred from July 23, 2001 to the date hereof, except for changes resulting from the exercise or termination of Company Stock Options. Except (i) as set forth in Section 3.01, this Section 3.03 or Section 3.11, (ii) for the conversion provisions of the Class B Common Stock and (iii) for the Registration Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including, without limitation, registration rights) binding on the Company or any of its subsidiaries relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries, directly or indirectly, to issue, sell or register any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of the Class A Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully-paid and nonassessable.

                  (b) Except as set forth in the reports, schedules, forms, statements, registration statements, proxy statements and other documents filed by the Company with the SEC since December 31, 2000 and prior to the date of this Agreement, including those incorporated therein by reference prior to the date of this Agreement (the "COMPANY SEC DOCUMENTS"), and except for the conversion provisions of the Class B Common Stock, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Shares or the capital stock of any subsidiary. Except as set forth in the Company SEC Documents, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than financing or lending arrangements of the Company or any of its subsidiaries as a lender or a financing provider entered into in the ordinary course of business (the "ORDINARY COURSE FINANCE AGREEMENTS"), equity investments made in the ordinary course of business and guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries as set forth in Section 3.03 of the Company Disclosure Schedule) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

                  Section 3.04 AUTHORITY RELATIVE TO THIS AGREEMENT.

                  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Keep Well Letter Agreement (as hereinafter defined) and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Keep Well Letter Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Keep Well Letter Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by holders of a majority of the voting power of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by the DGCL).

                  (b) The Board of Directors of the Company has, by unanimous vote of those present (who constituted 100% of the directors then in office) approved this Agreement, the Keep Well Letter Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Merger. The Company Board has, by unanimous vote of those present (who constitute 100% of the directors then in office), approved of a modification to the Keep Well Agreement to allow the Principal Stockholder to sell its shares of Class B Common Stock to Purchaser as provided in the Support Agreement.

                  (c) This Agreement and the Keep Well Letter Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser of this Agreement and the Keep Well Letter Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

                  Section 3.05 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement and the Keep Well Letter Agreement by the Company do not, and the performance of this Agreement and the Keep Well Letter Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents, or (ii) conflict with or violate the Subsidiary Documents or any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of, or cause any, termination, amendment, redemption, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, credit facility, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  (b) The execution and delivery of this Agreement and the Keep Well Letter Agreement by the Company do not, and the performance of this Agreement and the Keep Well Letter Agreement by the Company will not, require the Company or any of its subsidiaries to make or seek any consent, approval, authorization or permit of, or filing with or notification to, any governmental, administrative or regulatory authority, U.S. and non-U.S. (each, a "GOVERNMENTAL AUTHORITY"), except (i) (I) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the "SECURITIES ACT") and the Exchange Act, (II) for applicable requirements, if any, under state securities laws, (III) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), (IV) filings and consents under any applicable non-United States laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("NON-U.S. MONOPOLY LAWS"), including, without limitation, filings and consents under the Council Regulation (EEC) No. 4064/89, as amended (the "EC MERGER REGULATION"), (V) filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement ("ENVIRONMENTAL, HEALTH AND SAFETY Laws"), and (VI) the filing and recordation of appropriate merger or other documents as required by the DGCL, (ii) (I) for the filing of applications and notices, as applicable, with the U.S. federal, state and foreign regulatory authorities regarding consumer and commercial finance, mortgage and real estate lending and small business lending, brokers, dealers, insurance and other financial services, and with self-regulatory organizations regulating brokers, dealers, investment advisors, investment companies, insurance companies and other financial services firms, (II) the filing of applications and notices, as applicable, with federal housing related authorities, and the approval of such applications by such authorities, and
(III) the filing of applications and notices, as applicable, with foreign governmental authorities (including, without limitation, in France) regulating banking, consumer and commercial finance, mortgage lending, insurance and other financial services in the foreign jurisdictions in which the Company operates its business or to which it is otherwise subject, and the approval of such applications by such authorities (all of the foregoing in this clause (ii), collectively, the "REGULATORY APPROVALS"), (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iv) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company.

                  Section 3.06 COMPLIANCE; PERMITS.

                  (a) Except as set forth in the Company SEC Documents, neither the Company nor any of its subsidiaries is (or has been as a result of which it could reasonably be expected now or in the future to have material liability) in conflict with, or in breach, default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, (ii) any note, bond, debenture, indenture, credit agreement or facility or commercial paper facility pursuant to which the Company or any of its subsidiaries has or may incur indebtedness for borrowed money (a "COMPANY FINANCING AGREEMENT") or any security, pledge, mortgage or trust agreement or arrangement in respect of any Company Financing Agreement or (iii) any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected (including any note, bond, debenture, indenture, credit agreement or facility or commercial paper facility not included in clause
(ii) above or any security, pledge, mortgage or trust agreement or arrangement in respect of any of the foregoing), except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  (b) Except as set forth in the Company SEC Documents, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries, taken as a whole, as it is now being conducted (collectively, the "COMPANY PERMITS"), except where the failure to hold such Company Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, and have not failed to comply therewith as a result of which they would reasonably be expected to have liability now or in the future, except as described in the Company SEC Documents or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  Section 3.07 SEC FILINGS; FINANCIAL STATEMENTS;
                               REGULATORY FILINGS.

                  (a) The Company has filed all reports, schedules, forms, statements and other documents (including all exhibits) required to be filed with the SEC since December 31, 1998 (the "POST-1998 COMPANY SEC DOCUMENTS"). Except as disclosed in the Company SEC Documents, such reports, schedules, forms, statements and other documents (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the Company's knowledge, no investigation by the SEC with respect to the Company or any of its subsidiaries is pending or threatened.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Post-1998 Company SEC Documents was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto or in the Post-1998 Company SEC Documents) ("GAAP") throughout the periods involved, and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that for purposes of the foregoing representation, the unaudited interim financial statements (i) shall be read in conjunction with the Company's consolidated financial statements contained in the Company's 2000 Annual Report on Form 10-K, and (ii) were or are subject to normal and recurring year-end adjustments which were not or are not expected, individually or in the aggregate, to be material in amount.

                  (c) The Company and each of its subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1998 with any U.S., state or foreign regulatory authorities or self-regulatory organization (each, a "REGULATORY AGENCY"), and have paid all material fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its subsidiaries, no Regulatory Agency has initiated any proceeding or investigation or, to the knowledge of the Company, threatened any investigation into the business or operations of the Company or any of its subsidiaries since December 31, 1998, except for such proceedings or investigations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  Section 3.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Company SEC Documents, since June 30, 2001, the Company has conducted its business in the ordinary course and consistent with past practice and there has not occurred: (i) any changes, effects or circumstances, including any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) which have had, or are reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Company Charter Documents; (iii) any material change by the Company in its accounting methods, principles or practices (other than as required by GAAP subsequent to the date of this Agreement); or (iv) other than in the ordinary course of business and consistent with past practice, any sale of a material amount of assets of the Company.

                  Section 3.09 NO UNDISCLOSED LIABILITIES. Except as set forth in the Company SEC Documents, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (i) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of March 31, 2001, included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (the "2001 BALANCE SHEET"), (ii) incurred since March 31, 2001 in the ordinary course of business and consistent with past practice, (iii) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby or (iv) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  Section 3.10 ABSENCE OF LITIGATION. Except as set forth in the Company SEC Documents or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, arbitrations, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or Governmental Authority, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  Section 3.11 EMPLOYEE BENEFIT PLANS; ERISA.

                  (a) The Company Disclosure Schedule sets forth a true and complete list of each employee or director benefit plan, arrangement or agreement including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (the "COMPANY EMPLOYEE PLANS") that is or has been sponsored, maintained or contributed to by the Company or any of its subsidiaries for the benefit of the current or former employees, officers or directors of the Company and its subsidiaries employed in the United States. The term "FOREIGN PLAN" shall refer to each material plan that is subject to or governed by the laws of any jurisdiction other than the United States and which would have been treated as a Company Employee Plan had it been a plan governed by the laws of and maintained primarily for the benefit of persons performing service in the United States. The Company shall use its reasonable best efforts to make available to Parent a list and copies of the Foreign Plans, within fifteen (15) business days following the date of this Agreement, but in no event later than August 31, 2001.

                  (b) The Company has heretofore made available to Parent true and complete copies of each of the Company Employee Plans and certain related documents, including, but not limited to each writing constituting a part of such Company Employee Plan, including all amendments thereto, and will provide to Parent as promptly as practicable following the date hereof (i) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; and
(ii) the most recent determination letter from the IRS (if applicable) for such Company Employee Plan.

                  (c) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each of the Company Employee Plans has been operated and administered in all material respects with applicable laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each of the Company Employee Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that such Company Employee Plan is so qualified, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan or cause the Company to be subject to excise taxes or liability; (iii) no Company Employee Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law or (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA); (iv) with respect to each Company Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (A) there does not now exist any accumulated funding deficiency within the meaning of Section 412 of the Code or
Section 302 of ERISA, whether or not waived, (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (C) all premiums to the Pension Benefit Guaranty Corporation (the "PBGC") have been timely paid in full, (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or its subsidiaries, (E) the PBGC has not instituted proceedings to terminate any such Company Employee Plan, and (F) the present value of the accrued benefits under such Company Employee Plan, based upon the most recent actuarial report prepared by the Company Employee Plan's actuary for such Company Employee Plan, did not exceed the then current value of the assets of such Company Employee Plan allocable to such accrued benefits; (v) no Company Employee Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vi) all contributions or other amounts payable by the Company or its subsidiaries with respect to each Company Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (vii) neither the Company nor its subsidiaries has engaged in a transaction in connection with which the Company or its subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Plans or any trusts related thereto that could reasonably be expected to result in a material liability of the Company or any of its subsidiaries.

                  (d) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any material payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or officer of the Company or any of its subsidiaries from the Company or any of its subsidiaries under any Company Employee Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Employee Plan or (iii) result in any acceleration of the time of payment or vesting of any benefits under any Company Employee Plan.

                  With respect to each Foreign Plan, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

                           (i) all employer and employee contributions to each
Foreign Plan required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

                           (ii) the fair market value of the assets of each
funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan; and

                           (iii) each Foreign Plan required by applicable law
to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

                  Section 3.12 LABOR MATTERS.

                  (a) Neither the Company nor any of its subsidiaries is a party to any U.S. or non-U.S. collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any employees of the Company or any of its subsidiaries.

                  (b) Neither the Company nor any of its subsidiaries is in breach of any U.S. or non-U.S. collective bargaining agreement or labor union contract, or has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

                  Section 3.13 OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT. Subject to the accuracy of the representations of Parent in Section 4.04:

                  (a) Neither the Schedule 14D-9 nor any of the information supplied by the Company for inclusion in the Offer Documents will, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) In the event a Stockholders' Meeting (as hereinafter defined) is held, neither the proxy statement to be sent to the stockholders of the Company in connection with such Stockholders' Meeting or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "PROXY STATEMENT"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders' Meeting, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading.

                  (c) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent's or Purchaser's representatives for inclusion in the foregoing documents.

                  (d) The Schedule 14D-9 and the Proxy Statement, if applicable, shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                  Section 3.14 RESTRICTIONS ON BUSINESS ACTIVITIES; AGREEMENT WITH REGULATORY AGENCIES.

                  (a) Except for this Agreement or as set forth in the Company SEC Documents, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its subsidiaries or, after the Effective Time, the Surviving Corporation or any of its affiliates, or restricting any transactions (including payment of dividends and distributions) between the Company and its subsidiaries, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  (b) Neither the Company nor any of its subsidiaries is subject to any cease-and-desist or similar order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, a "REGULATORY AGREEMENT"), any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business. None of the Company or any of its subsidiaries has been advised by any Regulatory Agency or other Governmental Authority that it is considering issuing or requesting any Regulatory Agreement.

                  Section 3.15 TAXES. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

                  (a) The Company and each of its subsidiaries and any consolidated, combined, unitary or affiliated group of which the Company or any of its subsidiaries is or has been a member, has timely filed, all income or franchise Tax Returns and all other material Tax

Returns required to be filed by it. All such Tax Returns are complete, accurate and correct in all material respects to the extent that they relate to Heller International Corporation, the Company or any of its subsidiaries. The Company and each of its subsidiaries has timely paid, collected or withheld, or caused to be paid, collected or withheld, all income, franchise and other material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2001 Balance Sheet have been established in accordance with GAAP. The most recent consolidated financial statements contained in the Company SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company and its subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its subsidiaries that have not been fully paid or adequately provided for in accordance with GAAP in the appropriate financial statements of the Company and its subsidiaries. No audits or other administrative or court proceedings are presently pending with regard to any income, franchise or other material Taxes or Tax Returns of the Company or its subsidiaries and neither the Company nor any of its subsidiaries has received a written notice of any pending audit or proceeding. Neither the Company nor any of its subsidiaries has executed any currently effective waivers or extensions of any applicable statute of limitations to assess any income, franchise or other material Taxes and no written requests for waivers or extensions of the time to assess any such Taxes are pending. No liens for Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. Other than with respect to Taxes of the Company and its subsidiaries, neither the Company nor any of its subsidiaries is liable for Taxes of any other person under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Tax law).

                  (b) The Company (i) has previously delivered to Parent copies of all federal, state, local and foreign income and franchise Tax Returns filed by the Company and each of its subsidiaries for their Taxable years ended in December 31, 1998, 1999, and 2000, respectively and (ii) will deliver to Parent as promptly as practicable after the date of this Agreement copies of any audit report issued within the last 3 years (or otherwise with respect to any audit or investigation in progress) relating to Taxes due from or with respect to the Company and each of its subsidiaries.

                  (c) Except for the Agreement for the Allocation of Federal Income Tax Liability and Benefits, dated as of January 2, 1998, between the Principal Stockholder and the Company (the "TAX SHARING AGREEMENT"), none of the Company or any of its subsidiaries is a party to, or is bound by, any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement, or other agreement relating to Taxes with any taxing authority).

                  (d) Neither the Company nor any of its subsidiaries has (i) with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries; (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Law; or (iii) received or filed any requests for rulings in respect of any Taxes within the last three years.

                  (e) No property owned by the Company or any of its subsidiaries (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "Tax exempt use property" within the meaning of Section 168(h)(1) of the Code; (iii) is "Tax exempt bond financed property" within the meaning of Section 168(g) of the Code; or (iv) is "limited use property" within the meaning of Rev. Proc. 76-30.

                  (f) The Company is not currently, has not been within the last five years, and do not anticipate becoming a "United States real property holding company" within the meaning of Section 897(c) of the Code prior to the Effective Time.

                  (g) No subsidiary of the Company owns any Shares.

                  (h) No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns to the effect that the Company or any of its subsidiaries is or may be subject to Taxation by that jurisdiction.

                   (i) For purposes of this Agreement, the term "TAX" or Taxes shall mean all taxes, charges, imposts, levies, or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated Taxes, customs duties, assessments and charges of any kind whatsoever, together with any interest and any penalties, additions to Tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes imposed by contract, Tax sharing agreement, Tax indemnity agreement or any similar agreement. The term "TAX RETURN" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return, document, declaration or any other information) required to be supplied to or filed with any taxing authority or jurisdiction (foreign or domestic) with respect to any Tax, including, without limitation, an information return, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

                  Section 3.16 ENVIRONMENTAL MATTERS.

                  (a) Except for matters which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) no written notice, notification, demand, request for information, citation, summons, complaint, or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by any person against, the Company or any of its subsidiaries, and no penalty has been assessed within the past three years against the Company or any of its subsidiaries, in each case with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and its subsidiaries are in compliance with all Environmental Laws; and
(iii) there are no liabilities of or relating to the Company or any of its subsidiaries relating to or arising out of any Environmental Law and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such liability.

                  (b) For purposes of this Section 3.16, the term "ENVIRONMENTAL LAWS" means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health (as relating to the environment or workplace conditions) and the environment, including, but not limited to, Hazardous Materials; and the term "HAZARDOUS MATERIALS" means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss.300.5.

                  Section 3.17 BROKERS. No broker, finder or investment banker, other than Credit Suisse First Boston Corporation and Lehman Brothers (the "COMPANY FINANCIAL ADVISORS"), the fees and expenses of which will be paid by the Company, is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisors pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

                  Section 3.18 INSURANCE. The Company and its Subsidiaries maintain insurance policies and performance bonds on their respective properties and assets, and with respect to their employees and operations, with reputable insurance carriers, and such insurance policies provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. The Company and its Subsidiaries are not in default under any of their insurance policies and have paid all premiums owed thereunder, and no claims for coverage thereunder have been denied.

                  Section 3.19 INTEREST RATE AND FOREIGN EXCHANGE CONTRACTS. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements and foreign exchange contracts to hedge its investments in foreign subsidiaries, whether entered into for the account of the Company or one of its subsidiaries, were entered into in the ordinary course of business and, to the Company's knowledge, in accordance with prudent business and applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time, and are valid and binding obligations of the Company or one of its subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy' insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. The Company and each of its subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

                  Section 3.20 OPINION OF COMPANY FINANCIAL ADVISORS. The Board has received the Opinions and will furnish Parent with a copy thereof as promptly as practicable after the date hereof.

                  Section 3.21 ABSENCE OF QUESTIONABLE PAYMENTS. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in material violation of Section 30A of the Exchange Act. Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures. To the Company's knowledge, the Company and each of its subsidiaries which is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in material compliance with the provisions of Section 13(b) of the Exchange Act.

                  Section 3.22 MATERIAL CONTRACTS.

                  (a) The Company has heretofore made available to Parent true, correct and complete copies of all of the following written or oral contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its subsidiaries is a party or by which any of its properties or assets are bound as of the date hereof: (i) material partnership or joint venture agreements; (ii) agreements that purport to materially limit, curtail or restrict the ability of the Company or any of its affiliates to compete in any geographic area or line of business; (iii) contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof; (iv) except for intercompany and Ordinary Course Finance Agreements, all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit (to which the Company or any subsidiary is the responsible party), equipment leases or lease purchase agreements, each in an amount of $25 million or more; (v) other contracts, agreements, commitments or other understandings or arrangements, except for Ordinary Course Finance Agreements and except for contracts, agreements, commitments or other understandings or arrangements involving individual payments or receipts by the Company or any of its subsidiaries not exceeding $25 million over the term of such contract, commitment, agreement or other understanding or arrangement; and (vi) commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.01 hereof, the "MATERIAL CONTRACTS").

                  (b) Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. There is no default under any Material Contract either by the Company or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Company's knowledge, any other party, in any such case in which such default or event does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (c) No party to any such Material Contract has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder, in any such case in which such breach or default does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  Section 3.23 INTELLECTUAL PROPERTY.

                  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries own or possess adequate licenses or other valid rights to use (in each case, free and clear of any Liens), all Intellectual Property used or held for use in connection with the business of the Company and its subsidiaries as currently conducted or as contemplated to be conducted.

                  (b) The use of any Intellectual Property by the Company and its subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any of its subsidiaries acquired the right to use any Intellectual Property other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (c) To the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its subsidiaries other than in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (d) To the knowledge of the Company, neither the Company nor any of its subsidiaries has received any notice written or otherwise of any assertion or claim, pending or not, with respect to any Intellectual Property used by the Company or its subsidiaries other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (e) No Intellectual Property owned or licensed by the Company or its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement, "INTELLECTUAL PROPERTY" means (i) all trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, corporate names, brand names, logos, certification rights, service marks, applications for trademarks and for service marks, know-how and other proprietary rights and information, the goodwill associated with the foregoing and registration in any jurisdiction of, and applications in any jurisdictions to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) all inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), in any jurisdiction, all improvements thereto, and all patents, patent rights, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and all registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) all mask works and all applications, registrations and renewals in connection therewith, in any jurisdiction; (vi) all computer software (including data and related documentation); (vii) any similar intellectual property or proprietary rights; and (viii) all copies and tangible documentation thereof and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------

                  Parent hereby represents and warrants to the Company as follows:

                  Section 4.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Parent and Purchaser is duly incorporated, validly existing and in good standing (to the extent the concept of good standing exists in the applicable jurisdiction) under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect. Each of Parent and Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities make such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  Section 4.02 AUTHORITY RELATIVE TO THIS AGREEMENT.

                  (a) The execution, delivery and performance by each of Parent and Purchaser of this Agreement, and the consummation by each of Parent and Purchaser of the Transactions, are within the respective corporate powers of Parent and Purchaser, as applicable, and have been duly authorized by all necessary corporate action (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered and constitutes a valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

                  (b) At a meeting duly called and held, or by written consent in lieu of a meeting, the Board of Directors of each of Parent and Purchaser has approved this Agreement and the Transactions and Parent has adopted and approved this agreement as sole stockholder of Purchaser.

                  Section 4.03 NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution, delivery and performance by each of Parent and Purchaser of this Agreement and the consummation by each of Parent and Purchaser of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of appropriate merger and other documents as required by the DGCL, (ii) compliance with any applicable requirements of the HSR Act and applicable Non-U.S. Monopoly Laws,
(iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any applicable state securities laws and the New York Stock Exchange (the "NYSE"), (iv) compliance with Environmental Health and Safety Laws, (v) the Regulatory Approvals and (vi) any actions or filings the absence of which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect or materially impair the ability of Parent or Purchaser to consummate the Transactions.

                  (b) The execution, delivery and performance by each of Parent and Purchaser of this Agreement, and the consummation by each of Parent and Purchaser of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or By-laws of Parent or Purchaser (or equivalent organizational documents), (ii) assuming compliance with the matters referred to in Section 4.03(a), contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree applicable to Parent or any of its subsidiaries,
(iii) require any consent or other action by any person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its subsidiaries is entitled under any provision of any Material Agreement or instrument binding upon Parent or any of its subsidiaries or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its subsidiaries; PROVIDED that, for purposes of this Subsection 4.03(b)(iii), "MATERIAL AGREEMENT" shall mean any agreement identified in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 or any agreement entered into since December 31, 2000 that would be required to be so identified in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 or with respect to which the failure to obtain such consent or take such action, or the occurrence of such default, termination, cancellation, acceleration, change or loss, would reasonably be expected to have a Material Adverse Effect, or (iv) result in the creation or imposition of any encumbrance on any material asset of Parent or any of its subsidiaries, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

                  Section 4.04 OFFER DOCUMENTS; PROXY STATEMENT. Subject to the accuracy of the representations of the Company in Section 3.13:

                  (a) None of the information supplied by Parent or Purchaser for inclusion in the Offer Documents will, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (b) In the event a Stockholders' Meeting is held, the information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading.

                  (c) Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                  Section 4.05 BROKERS. Except for Morgan Stanley & Co., the fees and expenses of which will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Purchaser who might be entitled to any fee or commission from Parent, Parent or any of their respective affiliates in connection with the transactions contemplated by this Agreement.

                  Section 4.06 FUNDS. Purchaser has, or will have prior to the consummation of the Offer, sufficient funds available to satisfy the obligation to pay for Shares in the Offer and to pay the Merger Consideration in the Merger.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER
                     --------------------------------------

                  Section 5.01 CONDUCT OF BUSINESS BY THE COMPANY. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, and except as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable best efforts, subject to the terms of this Agreement to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. Except as contemplated by this Agreement, other than the preceding sentence but including Section 5.01 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in the

Company Disclosure Schedule, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

                  (a) amend or otherwise change the Company Charter Documents;

                  (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of (i) shares of Class A Common Stock issuable pursuant to Company Stock Options outstanding on the date hereof or pursuant to the Company Employee Plans or in exchange for Class B Common Stock upon the conversion thereof pursuant to its terms, (ii) shares of NW Preferred Stock, to the extent required pursuant to the Amended and Restated Keep Well Agreement, dated as of April 15, 1998 (the "KEEP WELL AGREEMENT"), between the Company, The Fuji Bank, Limited and The Fuji Bank, Limited New York Branch (together, the "STOCKHOLDER ENTITIES") and (iii) shares of Class A Common Stock issuable as of the date of this Agreement pursuant to the terms of the Executive Deferred Compensation Plan, the Deferral Restoration Plan, the 2000-2001 Long Term Incentive Plan, the 2000-2002 Long Term Incentive Plan or the 2001-2003 Long Term Incentive Plan);

                  (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of loans, receivables and other assets in securitization transactions or otherwise in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $10 million in the aggregate);

                  (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that (x) a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent and other subsidiaries of the Company may declare and pay dividends in the ordinary course consistent with past practice and (y) the Company may declare and pay prior to the Effective Time (1) quarterly cash dividends of up to $0.10 per Share consistent with past practice and (2) cash dividends on the NW Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock pursuant to the terms thereof, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except
(A) as contemplated by this Agreement, (B) as required by the terms of any security as in effect on the date hereof and set forth in Section 5.01(d) of the Company Disclosure Schedule, (C) to the extent necessary to effect withholding to meet minimum Tax withholding obligations or pay the exercise price in connection with the exercise of any Company Stock Option, (D) with respect to the redemption of the NW Preferred Stock or (E) with respect to the Class B Common Stock upon the conversion thereof pursuant to its terms, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, Shares, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, or (iv) settle, pay or discharge any material claim, suit or other action brought or threatened against the Company with respect to or arising out of a stockholder equity interest in the Company;

                  (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof, other than portfolio acquisitions in the ordinary course of business representing an aggregate asset amount of up to $500 million, or acquire any amount of assets, other than (A) pursuant to Ordinary Course Financing Agreements and the administration thereof, reasonably consistent with past practice or (B) in the ordinary course of business consistent with past practice in amounts that are not material; (ii) incur any indebtedness for borrowed money, except for (x) aggregate borrowings and reborrowings under the Company's or any of its subsidiaries' medium term note and commercial paper programs and (y) other borrowings not in excess of $2 billion in the aggregate; (iii) issue any debt securities or assume, guarantee (other than guarantees of the Company's subsidiaries entered into in the ordinary course of business and except as required by any agreement in effect as of the date hereof and identified in Section 5.01(e) of the Company Disclosure Schedule) or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; or (iv) authorize any capital expenditures or purchases of fixed assets (other than assets acquired to be leased) which are, in the aggregate, in excess of $20 million over the next 12 month period; or (v) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this
Section 5.01(e);

                  (f) (i) increase the compensation or severance payable or to become payable to its directors, officers, employees or consultants, except for increases in salary or wages of employees (other than officers) of the Company or its subsidiaries, including in connection with promotions, in the ordinary course of business consistent with past practices; or (ii) grant any severance or termination pay to (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations), or enter into or amend any employment or severance agreement, with any current employee of the Company or any of its subsidiaries, except for new hire employees in the ordinary course of business; or (iii) establish, adopt, enter into or amend any collective bargaining agreement, Company Employee Plan, including, without limitation, any plan that provides for the payment of bonuses or incentive compensation, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, except, in each case, as may be required by law; PROVIDED that the Company may pay cash signing bonuses to new hires in the ordinary course of business in amounts consistent with industry practice;

                  (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP or the interpretations thereof occurring after the date hereof;

                  (h) make or revoke any material Tax election or settle or compromise any material Tax liability, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes;

                  (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10 million in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Documents or incurred in the ordinary course of business and consistent with past practice;

                  (j) materially restructure or materially change its gap position, through purchases, sales, hedges, swaps, caps or collars or otherwise or the manner in which any current hedges are classified or reported; or

                  (k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

                  (l) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary or joint venture;

                  (m) revalue in any material respect any of its assets, including, without limitation, writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

                  (n) amend in any material respect any Material Contract;

                  (o) settle or compromise any pending or threatened suit, action or claim relating to the Transactions;

                  (p) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

                  (q) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.01(a) through (p) above, or any action intended to or that would reasonably be expected to make any of the representations or warranties of the Company contained in this Agreement materially untrue or materially incorrect, prevent the Company from performing or cause the Company not to perform its covenants hereunder in any material respect, cause any condition to the Company's obligations to consummate the Transactions set forth in Article VII not to be satisfied or prevent or materially delay consummation of the Offer and the Merger .

                  Section 5.02 NO SOLICITATION.

                  (a) The Company shall not, directly or indirectly through any officer, director, employee, representative or agent of the Company or any of its subsidiaries (including any investment banker, attorney or accountant retained by it or any of its subsidiaries), (i) solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL") or (ii) have any discussion with or provide any confidential information or data to any third party that would encourage, facilitate or further an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, that the Company may furnish information (but only to the extent that such information was previously provided to Parent prior to the execution of this Agreement or is provided to Parent concurrently therewith) to, or enter into discussions or negotiations with, any person that has made an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) the Company Board, after consulting with and having considered the advice of independent legal counsel, determines in good faith that (x) such Acquisition Proposal would, if consummated, be reasonably likely to constitute a Superior Proposal (as hereinafter defined), and (y) failing to take such action would constitute a breach of the fiduciary obligations of the Board under applicable law and (B) prior to taking such action, the Company (x) provides reasonable notice to Parent (no later than 24 hours prior to taking such action) to the effect that it is taking such action and (y) receives from such person an executed confidentiality/standstill agreement in reasonably customary form and in any event containing terms at least as restrictive to such person as those contained in the Confidentiality Agreement between Parent and the Company.

                  For purposes of this Agreement, "ALTERNATIVE TRANSACTION" means any of (x) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "THIRD PARTY") acquires or would acquire more than 10% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (y) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 10% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (z) any other merger, consolidation, business combination, recapitalization or similar transaction involving the Company or any significant subsidiary of the Company, other than the transactions contemplated by this Agreement; PROVIDED that, following termination of this Agreement, the term "Alternative Transaction" shall not include any acquisition of securities by a broker-dealer in connection with a bona fide public offering of such securities.

                  (b) The Company shall notify Parent orally and in writing promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, and any modification of or amendment to any Acquisition Proposal, and any request for non-public information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal and copies of any written Acquisition Proposals or amendments or supplements thereto. The Company shall keep Parent informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal, indication or request.

                  (c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party, other than agreements with the Company's customers and suppliers entered into in the ordinary course of business.

                  (d) Nothing contained in this Section 5.02 shall prohibit the Company or the Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable law.

                  (e) Except as set forth in Section 5.02(a) (with respect to the confidentiality/standstill agreement referenced therein) and this Section 5.02(e), the Board will not approve or recommend or permit the Company to enter into any agreement with respect to any Acquisition Proposal made by any person other than Parent. Notwithstanding the foregoing, if the Board, after consultation with independent legal counsel, determines in good faith that failing to take such action would constitute a breach of the fiduciary obligations of the Board under applicable law, the Board may approve or recommend an Acquisition Proposal (or amendment or supplement thereto) or cause the Company to enter into an agreement with respect thereto, but in each case only if (i) the Company provides written notice to Parent (a "NOTICE OF SUPERIOR PROPOSAL"), which notice must be received by Parent at least three business days (exclusive of the day of receipt by Parent of the Notice of Superior Proposal) prior to the time it intends to cause the Company to enter into such an agreement, advising Parent in writing that the Board has received an Acquisition Proposal (or amendment or supplement thereto) which it believes constitutes a Superior Proposal and which it intends to accept and, with respect to which, enter into a definitive agreement, subject to the provisions of this Section 5.02(e), providing a copy of any written offer or proposal describing the Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, (ii) as of the end of such three business day period referenced above, Parent shall have failed to notify the Company in writing that it has determined to revise the terms of the Offer and the Merger to provide that the Per Share Amount and Merger Consideration will be equal to or greater than the consideration to be paid to the Company stockholders pursuant to the Superior Proposal, and (iii) the Company terminates this Agreement in accordance with the requirements of
Section 8.01(f) within 48 hours after the lapse of the three-day period referenced above and immediately thereafter enters into an agreement with respect to such Superior Proposal. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal to acquire 100% of the outstanding common stock of the Company not subject to a financing condition and not directly or indirectly initiated, solicited, encouraged or knowingly facilitated by the Company after the date of this Agreement in violation hereof which the Board determines in its good faith judgment (based on the advice of an investment banker of nationally recognized reputation), taking into account all relevant legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) would result in an Alternative Transaction that is more favorable to the Company's stockholders (in their capacity as stockholders), from a financial point of view, than the Transactions and (ii) is reasonably likely to be completed.

                  Section 5.03 COVENANTS OF PARENT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, Parent shall not, and shall cause Purchaser not to, take, or agree in writing or otherwise to take, any action intended to or that would reasonably be expected to make any of the representations or warranties of Parent contained in this Agreement materially untrue or materially incorrect, prevent Parent or Purchaser from performing or cause Parent or Purchaser not to perform their covenants hereunder in any material respect, cause any condition to Parent's or Purchaser's obligations to consummate the Transactions set forth in Article VII not to be satisfied or prevent or materially delay consummation of the Offer and the Merger.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS
                              ---------------------

                  Section 6.01 STOCKHOLDERS' MEETING.

                  (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Merger (the "STOCKHOLDERS' MEETING"), use its reasonable best efforts to obtain adoption of this Agreement by the Company's stockholders. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of this Agreement.

                  (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire shares of Class A Common Stock representing at least 90% of the voting power of the then outstanding shares of the Class A Common Stock (giving effect to Purchaser's obligation to convert all such shares accepted for purchase in the Offer to shares of Class A Common Stock as contemplated by
Section 1.01(a)), pursuant to the Offer or otherwise, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

                  Section 6.02 PROXY STATEMENT. If approval of the Company's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC promptly. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time; provided FURTHER, that, in the event there is a subsequent offering period as contemplated by Section 1.01(a), the Company shall initiate the actions contemplated hereby no later than the fifth business day after the first day of the initial such subsequent offering period if Section 6.01(b) has not theretofore become applicable.

                  Section 6.03 BOARD OF DIRECTORS; SECTION 14(F).

                  (a) Effective upon the purchase by Purchaser of Shares pursuant to the Offer , a number of Purchaser's designees shall be elected to the Board as set forth in this Section 6.03. Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of votes represented by Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchases bears to the total number of votes represented by Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company including securing the resignations of incumbent directors (except as set forth in the last sentence of this subsection (a)). At such time, the persons designated by Purchaser will, as nearly as practicable, constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board, (ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, the Company shall use its best efforts to ensure that (x) at least two members of the Board and each committee of the Board and such boards and committees of the Subsidiaries, as of the date hereof, who are not employees of the Company shall remain members of the Board and of such boards and committees and (y) such number of members of the Board shall be independent as required by the relevant rules of the New York Stock Exchange, Inc.

                  (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 6.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

                  (c) Following the election of designees of Purchaser pursuant to this Section 6.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, or waiver of any of the Company's rights hereunder, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or any subsidiary of the Company.

                  Section 6.04 ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice, the Company shall, during the period after the execution and delivery of this Agreement and prior to the Effective Time, (i) afford to the officers, employees, accountants, counsel, investment bankers and other representatives of Parent reasonable access, during normal business hours, to the properties, books, records and contracts and agreements of the Company and its subsidiaries, (ii) furnish to Parent information concerning the business, properties, prospects, assets (tangible and intangible), liabilities, financial statements, ratings, regulatory compliance, risk management, books, records, contracts, agreements, commitments and personnel of the Company and its subsidiaries as Parent may reasonably request, and (iii) make reasonably available, during normal business hours, to Parent the appropriate officers and employees of the Company and its subsidiaries for discussion of the Company's business, properties, prospects, assets, liabilities, financial statements, ratings, regulatory compliance, risk management, books, records, contracts, agreements, commitments and personnel as Parent may reasonably request, provided that any discussions of employment prospects or retention with Company employees shall be undertaken only in coordination and after consultation with senior management of the Company. Such information shall be kept confidential in accordance with the terms of the confidentiality agreement, dated July 19, 2001 (the "CONFIDENTIALITY AGREEMENT"), between Parent and the Company.

                  Section 6.05 REASONABLE BEST EFFORTS; CONSENTS; APPROVALS.

                  (a) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, in good faith, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Offer and the Merger and the Transactions and to cause to be satisfied all conditions precedent to its obligations under this Agreement, in each case as soon as practicable after the date hereof, including, consistent with the foregoing, (i) preparing and filing as promptly as practicable with the objective of being in a position to consummate the Offer as promptly as practicable following the date of this Agreement all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the "REQUIRED APPROVALS"), (ii) using its reasonable best efforts to obtain the Required Approvals, and (iii) to the extent reasonably practicable and consistent with applicable law, agreeing to place in a trust or otherwise hold separate any non-material subsidiaries of the Company pending any requisite Regulatory Approval with respect thereto. In furtherance and not in limitation of the foregoing, each of Parent, Purchaser and the Company agrees to use reasonable best efforts to make or cause to be made (i) prior to August 10, 2001, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, (ii) as promptly as practicable, appropriate filings with the European Commission and any other applicable Governmental Authorities, if required, in accordance with applicable competition, merger control, antitrust, investment or similar laws, and (iii) as promptly as practicable, all other necessary filings with other Governmental Authorities relating to the Merger, and, to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such authorities as soon as practicable.

                  (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.05(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable law, permit the other party to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Authority, (iii) promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the United States Department of Justice ("DOJ"), the United States Federal Trade Commission ("FTC") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of Section 6.05(a) and this Section 6.05(b), the term "COMPANY" shall be deemed to refer to the Company and the Principal Stockholder.

                  (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.05(a) and 6.05(b), if any objections are asserted with respect to the transactions contemplated hereby under any antitrust or competition law, Parent agrees to use its reasonable best efforts to resolve any antitrust concerns, federal, state, foreign or private, obtain all Required Approvals and obtain termination of the waiting period under the HSR Act or any other applicable law and the termination of any outstanding judicial or administrative orders prohibiting the Closing so as to permit consummation of the Offer as soon as practicable. In furtherance and not in limitation thereof, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any law or regulation, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Offer, the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Offer, the Merger or the other transactions contemplated hereby, the Company shall cooperate with Parent in all respects in responding thereto, and each shall use its respective reasonable best efforts to contest, resist and/or attempt to resolve any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement, and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the Transactions.

                  (d) The parties acknowledge and agree that Parent's "reasonable best efforts" as it is referenced in this Section 6.05 shall not require Parent to take or agree to take or agree to the Company taking any actions with respect to the assets or businesses of the Company and its subsidiaries and/or the assets or businesses of Parent and its subsidiaries if any action or all of such actions taken together have, or would reasonably be expected to have, a Material Adverse Effect on the Company (or the Surviving Corporation) and its subsidiaries. For purposes of this subsection (d), the determination of the effect of any actions taken by Parent with respect to its assets or businesses shall be measured based upon the effect on the Company (or the Surviving Corporation) and its subsidiaries if such actions were taken with respect to a comparable amount or value of assets or businesses of the Company.

                  (e) The Company and Parent shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Offer Documents, the Proxy Statement or any other filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Offer Documents, the Proxy Statement, the Merger or any other filing. The Company shall, and Parent shall and shall cause Purchaser to, cause all documents that it is responsible for filing with the SEC or other regulatory authorities under Article I, Section 6.01 and this Section
6.05 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Offer Documents or Proxy Statement or any other filing, the Company will, or Parent will cause Parent to, as the case may be, promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials and/or mailing to stockholders of the Company, such amendment or supplement.

                  Section 6.06 INDEMNIFICATION AND INSURANCE.

                  (a) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company Charter Documents, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors or officers of the Company, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

                  (b) Following the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director or officer of the Company or any of its subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, in each case to the same extent as provided in the Company Charter Documents or any applicable contract or agreement as in effect on the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, provided that the Indemnified Parties shall be required to reimburse the Surviving Corporation for such payments, but only in the circumstances and to the extent required by the Company Charter Documents, any applicable contract or agreement with such Indemnified Party or applicable law, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

                  (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the parties under such agreements being referred to as the "COVERED PERSONS") with the Company's directors and officers existing at or before the Effective Time, provided such agreements do not violate Section 5.01(f).

                  (d) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than four years after the Effective Time, the Company's current directors and officers (as defined to mean those persons insured under such policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O INSURANCE") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much of such coverage as possible for such amount.

                  (e) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and the Covered Persons, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties and the Covered Persons.

                  Section 6.07 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company or Parent, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and PROVIDED FURTHER that failure to give such notice shall not be treated as a breach of covenant for the purposes of subclause (c) of clause (v) of Annex A unless and except to the extent that the failure to give such notice results in material prejudice to the other party.

                  Section 6.08 PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other and the Principal Stockholder before issuing any press release or making any written public statement with respect to the Offer, the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law or the applicable rules and regulations of the SEC (including, without limitation, Rules 165 and 425 under the Securities Act and Rule 14a-12 under the Exchange
Act) or the NYSE if it has used all reasonable efforts to consult with the other party.

                  Section 6.09 STOCK OPTIONS AND COMPANY STOCK AWARDS.

                  (a) At the Effective Time, all Company Stock Options shall be fully vested and each holder of a Company Stock Option shall be paid in full satisfaction of such Company Stock Option a cash payment in an amount in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price of such Company Stock Option and (ii) the number of Shares subject to the Company Stock Option, less any income or employment or other Tax withholding required under the Code or any provision of applicable law.

                  (b) At the Effective Time, all Company Stock Awards shall be fully vested and any performance targets shall be deemed achieved in full, and each holder of a Company Stock Award shall be paid in full satisfaction of such Company Stock Award a cash payment in an amount in respect thereof equal to the product of (i) the Merger Consideration and (ii) the number of Shares subject to such Company Stock Award, less any income, employment or other Tax withholding required under the Code or any provision of applicable law.

                  (c) At the Effective Time, all Company Stock Units shall be fully vested and shall be converted into an obligation to pay cash with a value equal to the product of (i) the Merger Consideration and (ii) the number of Shares subject to such Company Stock Unit, less any income or employment or other Tax withholding required under the Code or any provision of applicable law. The Company's Executive Deferred Compensation Plan will be amended to provide that a participant may elect within 30 days of the announcement of a definitive transaction, to change the timing and/or form of payment of his or her accounts under such plan and to provide that the converted value of the Company stock fund account may be merged into the participant's other investment fund accounts under the Company's Executive Deferred

Compensation Plan and treated in accordance with the terms of such plan applicable to other investment fund accounts.

                  (d) The Company shall take such action as is necessary to end the then current offering period under the Company's 1999 Employee Stock Purchase Plan prior to the Effective Time, and to terminate such plan as of the Effective Time, and otherwise to implement all of the provisions of this Section 6.09.

                  Section 6.10 CERTAIN EMPLOYEE BENEFITS.

                  (a) From and after the Effective Time, Parent shall provide, or shall cause to be provided, to the individuals who are employees of the Company and its subsidiaries as of the Effective Time (the "COMPANY EMPLOYEES") compensation and employee benefits that are no less favorable in the aggregate than those in effect for substantially similar employees of Parent and its affiliates. Notwithstanding anything contained herein to the contrary, each Company Employee whose employment is terminated (other than for "Proper Cause" as defined in the Company's Severance Pay Plan, as amended, as in effect on the date hereof (the "SEVERANCE PAY PLAN")) during the eighteen-month period following the Effective Time shall be entitled to receive severance pay in an amount not less than the amount provided under the Severance Pay Plan as in effect on the date hereof and with rights and pursuant to terms and conditions that are no less favorable than the employee's rights under, and the terms and conditions of, the Severance Pay Plan, as amended, including Exhibit A thereto.

                  (b) For purposes of all employee benefit and compensation plans, programs and arrangements maintained or contributed to by Parent or the Surviving Corporation, in which the Company Employees shall be eligible to participate, Parent shall cause each such plan, program or arrangement to treat the prior service of each Company Employee with the Company or its affiliates as service rendered to Parent or the Surviving Corporation for purposes of eligibility, vesting and benefit entitlements (for severance, vacation and other service-based benefits but not for purposes of benefit accruals under any defined benefit pension plan). From and after the Effective Time, Parent shall
(i) cause any pre-existing conditions or limitations and eligibility waiting periods under any welfare benefit plans of Parent or the Surviving Corporation to be waived with respect to the Company Employees and their eligible dependents and (ii) give each Company Employee credit for the plan year in which the Effective Time (or the transition from the Company Employee Plans to Parent's or the Surviving Corporation's plans) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or such other transition date).

                  (c) From and after the Effective Time, Parent shall honor, or cause the Surviving Corporation to honor, all benefit obligations to and contractual rights of current and former employees of the Company and its subsidiaries, including the arrangements set forth on Section 6.10(c) of the Company Disclosure Schedule. Parent shall take all actions necessary to satisfy, or shall cause the Surviving Corporation and its subsidiaries to satisfy, the obligations listed in Section 6.10(c) of the Company Disclosure Schedule.

                  Section 6.11 KEEP WELL AGREEMENT. Simultaneously herewith, Parent, the Stockholder Entities and the Company have entered into a letter agreement (the "KEEP WELL

LETTER AGREEMENT") that provides for, among other things, the indemnification by Parent of the Principal Stockholder with respect to all rights, liabilities and obligations of the Stockholder Entities under the Keep Well Agreement, and Parent agrees that such letter agreement shall remain in full force and effect until the earlier to occur of (i) the termination of this Agreement or (ii) the termination of the Keep Well Agreement, in each case in accordance with their respective terms.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER
                            ------------------------

                  Section 7.01 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) STOCKHOLDER APPROVAL. If and to the extent required by the DGCL, this Agreement, the Merger and the other transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company;

                  (b) NO ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

                  (c) PURCHASE OF SHARES. Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer; PROVIDED, HOWEVER, that this condition shall be deemed to be satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for the Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

                                  ARTICLE VIII

                                   TERMINATION
                                   -----------

                  Section 8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time and the Transactions may be abandoned for any reason provided in paragraphs (a) through (g) below; provided, that if any Shares are accepted for payment pursuant to the Offer, neither Parent nor Purchaser may terminate this Agreement or abandon the Merger except pursuant to clauses (a) or (b) below:

                  (a) By mutual written consent of each of Parent, Purchaser and the Company, duly authorized by the Boards of Directors of Parent, Purchaser and the Company, notwithstanding any requisite approval and adoption of this Agreement by the stockholders of the Company; or

                  (b) By either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling

(whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; PROVIDED that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such injunction, order, decree or ruling; or

                  (c) By either Parent or the Company (PROVIDED that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party such that the conditions set forth in subclauses (a)-(c) of clause
(v) of Annex A would not be satisfied, which breach is not cured within 15 days following written notice to the breaching party, or which breach, by its nature or timing, cannot be cured prior to the consummation of the Offer; or

                  (d) By the Company if Parent or Purchaser fails to commence the Offer as provided in Section 1.01(a) hereof; or

                  (e) By Parent or the Company if (i) the Offer expires pursuant to its terms without any Shares being purchased thereunder or (ii) Parent or Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms hereof and thereof on or before March 31, 2002; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
Section 8.01(e) shall not be available to any party to the extent that such party's failure to comply with any provision of this Agreement, including without limitation Section 6.05, has resulted in the failure of any of the conditions set forth on Annex I hereto; or

                  (f) By the Company prior to the purchase of any Shares in the Offer, if (i) the Board shall have determined that an Acquisition Proposal constitutes a Superior Proposal in accordance with the requirements of Section 5.02(e), (ii) the Company shall have delivered to Parent a written notice of the determination by the Company's Board of Directors to terminate this Agreement pursuant to this Section 8.01(f) and followed in all material respects the procedures required by Section 5.02(e), and (iii) immediately prior to such termination the Company shall have made payment of the full amounts required by
Section 8.03(b) and immediately after such termination the Company shall have entered into a definitive acquisition, merger or similar agreement to effect such Acquisition Proposal; or

                  (g) By Parent prior to the purchase of any Shares in the Offer if (i) the Board shall have (A) withdrawn or modified in a manner materially adverse to Parent the recommendation of such Board of this Agreement, the Offer or the Merger, (B) approved or recommended an Acquisition Proposal made by any person other than Parent or Purchaser, or (C) materially breached the provisions of Section 5.02, or (ii) the Principal Stockholder shall have materially breached the provisions of Sections 1.01 or 1.03 of the Support Agreement.

                  Section 8.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except that the Company or Parent may have liability or obligations as set forth in

Section 8.03 and as set forth in or contemplated by Section 8.01 hereof. Notwithstanding the foregoing, nothing herein shall relieve the Company or Parent from liability for any willful breach hereof or willful misrepresentation herein.

                  Section 8.03 FEES AND EXPENSES.

                  (a) Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

                  (b) In the event that (i) (A) this Agreement is terminated by Parent pursuant to Section 8.01(g) and (B) within 12 months after such termination, the Company or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, any Alternative Transaction, or (ii) this Agreement is terminated by the Company pursuant to Section 8.01(f), then the Company shall pay Parent a fee equal to $200 million (the "TERMINATION FEE") by wire transfer of same day funds to an account designated by Parent (x) in the case of a payment as a result of any event referred to in Section 8.03(b)(i), upon the first to occur of entering into such definitive agreement or consummating such Alternative Transaction, and (y) in the case of a payment as a result of any event referred to in Section 8.03(b)(ii), promptly, but in no event later than the date of such termination and as a condition to the effectiveness of such termination. For purposes of Sections 8.03(b)(i), an Alternative Transaction shall have the meaning assigned to such term in Section 5.02(a), except that the references to "10%" in such definition shall be deemed to be references to "50%".

                   (c) The Company shall pay all Taxes incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions (including, without limitation, (a) transfer, stamp and documentary Taxes or fees and (b) sales, use, gains, real property transfer and other or similar Taxes or fees).

                                   ARTICLE IX

                               GENERAL PROVISIONS
                               ------------------

                  Section 9.01 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

                  (a) Except as otherwise provided in this Section 9.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement and no information provided or made available to such person in such investigation shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth or referred to herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Article II and Section 6.06 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 8.02 and
8.03 and this Article IX shall survive
termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

                  (b) Disclosure of any matter in the Company Disclosure Schedule shall not be deemed an admission that such matter is material.

                  Section 9.02 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

                  If to Parent:

                                    General Electric Capital Corporation
                                    260 Long Ridge Road
                                    Stamford, Connecticut 06927
                                    Attn: General Counsel
                                    Telecopy: (203) 357-3365
                                    Telephone: (203) 961-5523

                  With a copy (which shall not constitute notice) to:

                                    Weil, Gotshal & Manges LLP
                                    767 Fifth Avenue
                                    New York, NY 10153
                                    Attn: Thomas A. Roberts
                                          Raymond O. Gietz
                                    Telecopy: (212) 310-8007
                                    Telephone: (212) 310-8000

                  If to the Company:

                                    Heller Financial, Inc.
                                    500 West Monroe Street
                                    Chicago, Illinois 60661
                                    Attn:   General Counsel
                                    Telecopy: (312) 928-8984
                                    Telephone: (312) 441-7128

                  With a copy (which shall not constitute notice) to:

                                    Wachtell, Lipton, Rosen & Katz
                                    51 West 52nd Street
                                    New York, NY 10019
                                    Attn: Edward D. Herlihy
                                    Telecopy: (212) 403-2000
                                    Telephone: (212) 403-1000

                  Section 9.03 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

                  (a) "AFFILIATES", with respect to any person, means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  (b) "BUSINESS DAY" means any day other than a day on which banks in New York City are required or authorized to be closed;

                  (c) "COMPANY STOCK FUND" shall have the meaning set forth in the Company's Executive Deferred Compensation Plan or Deferral Restoration Plan, as applicable;

                  (d) "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                  (e) "DOLLARS" or "$" means United States dollars;

                  (f) "KNOWLEDGE" means, with respect to any matter in question, the actual knowledge of, in the case of the Company, the individuals whose names are set forth on Schedule 9.03(f), and in the case of Parent or Purchaser, the executive officers of Parent or Purchaser, as the case may be;

                  (g) "MATERIAL ADVERSE EFFECT," when used in connection with the Company or any of its subsidiaries or Parent or any of its subsidiaries, as the case may be, means any change, effect or circumstance that (i) is materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole, excluding the effects of changes to the extent related to (A) conditions in the United States, European or global economy or capital or financial markets generally, including without limitation changes in interest or exchange rates, (B) general changes in conditions (including, without limitation, changes in legal, regulatory or business conditions or changes in GAAP) in or otherwise affecting the industries in which the Company or Parent, as the case may be, conducts business or (C) this Agreement, the announcement or performance hereof and the Transactions, including without limitation the impact thereof on relationships with customers, suppliers or employees, or (ii) materially adversely affects the ability of the Company or Parent and Purchaser, as the case may be, to perform its obligations hereunder or consummate the Transactions;

                  (h) "NW PREFERRED STOCK" shall mean the preferred stock of the Company designated NW Preferred Stock, Class B, authorized pursuant to the Keep Well Agreement;

                  (i) "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

                  (j) "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement, dated as of May 6, 1998, between the Company and the Principal Stockholder;

                  (k) "SIGNIFICANT SUBSIDIARY" has the meaning assigned to such term in Rule 1-02 under SEC Regulation S-X; and

                  (l) "SUBSIDIARY" or "SUBSIDIARIES" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), (i) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  Section 9.04 AMENDMENT. Subject to Section 6.03(c), this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires approval by such stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  Section 9.05 WAIVER. Subject to Section 6.03(c), at any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  Section 9.06 HEADINGS; INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 9.07 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any material manner adverse to any party.

                  Section 9.08 ENTIRE AGREEMENT. This Agreement, together with the Company Disclosure Schedule and the other schedules and exhibits thereto, the Keep Well Letter

Agreement and the Support Agreement constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matters hereof and thereof, except as otherwise expressly provided herein or therein.

                  Section 9.09 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Purchaser hereunder may be assigned to Parent, Parent's ultimate parent company or any direct or indirect wholly-owned subsidiary of Parent or Parent's ultimate parent company, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

                  Section 9.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 6.06 (which is intended to be for the benefit of the Indemnified Parties and Covered Persons and may be enforced by such Indemnified Parties and Covered Persons) and Sections 6.05(a), 6.05(b) 6.08 and 6.11 (which are intended to be for the benefit of and enforceable by the Principal Stockholder or the Stockholder Entities, as the case may be, in addition to the parties hereto).

                  Section 9.11 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  Section 9.12 GOVERNING LAW; JURISDICTION. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York.

                  (b) Each of the parties hereto submits to the exclusive jurisdiction of the federal courts of the United States located in the City of New York, Borough of Manhattan, State of New York, with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

                  Section 9.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  Section 9.14 WAIVER OF JURY TRIAL. EACH OF PARENT, PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR

OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                 HELLER FINANCIAL, INC.



                                 By:      /s/ ROBERT E. RADWAY
                                     ----------------------------------------
                                 Name: Robert E. Radway
                                 Title: Executive Vice President


                                 HAWK ACQUISITION CORP.



                                 By:      /s/ MARK H.S. COHEN
                                     ----------------------------------------
                                 Name: Mark H.S. Cohen
                                 Title: President


                                 GENERAL ELECTRIC CAPITAL CORPORATION



                                 By:      /S/ MARK H.S. COHEN
                                     ----------------------------------------
                                 Name: Mark H.S. Cohen
                                 Title: Vice President

                                                                 ANNEX A
                                                                 -------

                             CONDITIONS TO THE OFFER
                             -----------------------

                  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if: (i) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer; (ii) in the event that the transactions contemplated in the Offer constitute a concentration with a Community dimension within the scope of the EC Merger Regulation, (a) the European Commission has not prior to the expiration of the Offer issued a decision pursuant to Article 6(1)(b) or Article 8(2) of the EC Merger Regulation declaring the transactions contemplated in the Offer compatible with the Common Market and (b) in the event that a request under Article 9(2) of the EC Merger Regulation has been made and the European Commission has referred the transactions or any aspect of the transactions contemplated in the Offer to a competent authority under Article 9(3) of the EC Merger Regulation, all waiting periods applicable under the competition laws of the member state to which the transactions contemplated in the Offer have been referred have not expired, lapsed or been terminated prior to the expiration of the Offer, and, where required, the relevant authorities have not prior to the expiration of the Offer made a decision approving or otherwise indicating their approval of the transactions contemplated in the Offer in terms satisfactory to Parent; (iii) any approval or consent of any Governmental Authority, including without limitation, any Regulatory Approval, which is necessary for the Transactions to be consummated in accordance with the terms of the Agreement, or any relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, the failure of which to be obtained or to be in full force and effect, and any waiting period the failure of which to have expired, would, upon the purchase of the Shares pursuant to the Offer, either (A) individually or in the aggregate, have a Material Adverse Effect on the Company or the Surviving Corporation or
(B) result in any violation of law, shall not have been obtained or be in full force and effect or shall not have expired; (iv) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with any other Shares beneficially owned by Parent or its wholly owned subsidiaries, constitute more than 50% of the voting power (determined on a fully diluted basis) on the date of purchase of all the securities of Company entitled to vote generally in the election of directors or in a merger (the "MINIMUM CONDITION"); or (v) at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

                  (a) any Material Adverse Effect on the Company shall have occurred;

                  (b) the representations and warranties of the Company in the Agreement, other than in Section 3.03(a), shall not be true and correct, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not have a Material Adverse Effect on the Company or the representation and warranties of the Company in Section 3.03(a) of the Agreement shall not be true and correct in all material respects;

                  (c) the Company shall have failed to perform, in all material respects, its material obligations or to comply, in all material respects, with its material agreements or covenants to be performed or complied with by it under the Agreement including, without limitation, those provided for in Section
6.03 of the Agreement; PROVIDED, HOWEVER, that no governmental or third party consent shall be required to be obtained as a condition to the Offer except as expressly set forth above;

                  (d) this Agreement shall have been terminated in accordance with its terms;

                  (e) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder; or

                  (g) A Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions.

The foregoing conditions, other than the Minimum Condition, are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


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



                                TABLE OF CONTENTS

ARTICLE I             THE OFFER...................................................................................3

   Section 1.01       THE OFFER...................................................................................3
   Section 1.02       COMPANY ACTION..............................................................................4

ARTICLE II            THE MERGER..................................................................................5

   Section 2.01       THE MERGER..................................................................................5
   Section 2.02       EFFECTIVE TIME; CLOSING.....................................................................5
   Section 2.03       EFFECT OF THE MERGER........................................................................6
   Section 2.04       CERTIFICATE OF INCORPORATION; BY-LAWS.......................................................6
   Section 2.05       DIRECTORS AND OFFICERS......................................................................6
   Section 2.06       CONVERSION OF SECURITIES....................................................................6
   Section 2.07       EMPLOYEE STOCK OPTIONS; RESTRICTED STOCK; STOCK UNITS.......................................7
   Section 2.08       DISSENTING SHARES...........................................................................7
   Section 2.09       SURRENDER OF SHARES; STOCK TRANSFER BOOKS...................................................8

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................9

   Section 3.01       ORGANIZATION AND QUALIFICATION; SUBSIDIARIES................................................9
   Section 3.02       CERTIFICATE OF INCORPORATION AND BY-LAWS...................................................10
   Section 3.03       CAPITALIZATION.............................................................................10
   Section 3.04       AUTHORITY RELATIVE TO THIS AGREEMENT.......................................................11
   Section 3.05       NO CONFLICT; REQUIRED FILINGS AND CONSENTS.................................................12
   Section 3.06       COMPLIANCE; PERMITS........................................................................13
   Section 3.07       SEC FILINGS; FINANCIAL STATEMENTS; REGULATORY FILINGS......................................14
   Section 3.08       ABSENCE OF CERTAIN CHANGES OR EVENTS.......................................................14
   Section 3.09       NO UNDISCLOSED LIABILITIES.................................................................15
   Section 3.10       ABSENCE OF LITIGATION......................................................................15
   Section 3.11       EMPLOYEE BENEFIT PLANS; ERISA..............................................................15
   Section 3.12       LABOR MATTERS..............................................................................17
   Section 3.13       OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT...........................................17
   Section 3.14       RESTRICTIONS ON BUSINESS ACTIVITIES; AGREEMENT WITH REGULATORY AGENCIES....................18
   Section 3.15       TAXES......................................................................................18
   Section 3.16       ENVIRONMENTAL MATTERS......................................................................20
   Section 3.17       BROKERS....................................................................................21
   Section 3.18       INSURANCE..................................................................................21
   Section 3.19       INTEREST RATE AND FOREIGN EXCHANGE CONTRACTS...............................................21
   Section 3.20       OPINION OF COMPANY FINANCIAL ADVISOR.......................................................22
   Section 3.21       ABSENCE OF QUESTIONABLE PAYMENTS...........................................................22
   Section 3.22       MATERIAL CONTRACTS.........................................................................22
   Section 3.23       INTELLECTUAL PROPERTY......................................................................23


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



ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF PARENT...................................................24

   Section 4.01       ORGANIZATION AND QUALIFICATION; SUBSIDIARIES...............................................24
   Section 4.02       AUTHORITY RELATIVE TO THIS AGREEMENT.......................................................24
   Section 4.03       NO CONFLICTS; REQUIRED FILINGS AND CONSENTS................................................25
   Section 4.04       OFFER DOCUMENTS; PROXY STATEMENT...........................................................25
   Section 4.05       BROKERS....................................................................................26
   Section 4.06       FUNDS......................................................................................26

ARTICLE V             CONDUCT OF BUSINESS PENDING THE MERGER.....................................................26

   Section 5.01       CONDUCT OF BUSINESS BY THE COMPANY.........................................................26
   Section 5.02       NO SOLICITATION............................................................................29
   Section 5.03       COVENANTS OF PARENT........................................................................32

ARTICLE VI            ADDITIONAL AGREEMENTS......................................................................32

   Section 6.01       STOCKHOLDERS' MEETING......................................................................32
   Section 6.02       PROXY STATEMENT............................................................................32
   Section 6.03       BOARD OF DIRECTORS; SECTION 14(F)..........................................................33
   Section 6.04       ACCESS TO INFORMATION; CONFIDENTIALITY.....................................................34
   Section 6.05       EFFORTS; CONSENTS; APPROVALS...............................................................34
   Section 6.06       INDEMNIFICATION AND INSURANCE..............................................................36
   Section 6.07       NOTIFICATION OF CERTAIN MATTERS............................................................37
   Section 6.08       PUBLIC ANNOUNCEMENTS.......................................................................38
   Section 6.09       STOCK OPTIONS AND COMPANY STOCK AWARDS.....................................................38
   Section 6.10       CERTAIN EMPLOYEE BENEFITS..................................................................39
   Section 6.11       KEEP WELL AGREEMENT........................................................................39

ARTICLE VII           CONDITIONS TO THE MERGER...................................................................40

   Section 7.01       CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER................................40

ARTICLE VIII          TERMINATION................................................................................40

   Section 8.01       TERMINATION................................................................................40
   Section 8.02       EFFECT OF TERMINATION......................................................................41
   Section 8.03       FEES AND EXPENSES..........................................................................42

ARTICLE IX            GENERAL PROVISIONS.........................................................................42

   Section 9.01       EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS................................42
   Section 9.02       NOTICES....................................................................................43
   Section 9.03       CERTAIN DEFINITIONS........................................................................44
   Section 9.04       AMENDMENT..................................................................................45
   Section 9.05       WAIVER.....................................................................................45
   Section 9.06       HEADINGS; INTERPRETATION...................................................................45
   Section 9.07       SEVERABILITY...............................................................................45


   Section 9.08       ENTIRE AGREEMENT...........................................................................45
   Section 9.09       ASSIGNMENT.................................................................................46
   Section 9.10       PARTIES IN INTEREST........................................................................46
   Section 9.11       FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE......................................46
   Section 9.12       GOVERNING LAW; JURISDICTION................................................................46
   Section 9.13       COUNTERPARTS...............................................................................46
   Section 9.14       WAIVER OF JURY TRIAL.......................................................................46

ANNEX A


                                     -iii-